Filed Pursuant to Rule 424(b)(3)

Registration No. 333-257731

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated August 6, 2021)

JANUS INTERNATIONAL GROUP, INC.

Up to 114,045,400 Shares of Common Stock

Up to 10,150,000 Warrants

Up to 10,150,000 Shares of Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated August 6, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-257731). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on October 13, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to resale from time to time of up to 114,045,400 shares of our common stock, par value $0.0001 per share (the “Common Stock”), 10,150,000 warrants to purchase Common Stock of the Company (the “Warrants”) and 10,150,000 shares of Common Stock issuable upon exercise of the Warrants by the selling securityholders named in the Prospectus (each a “Selling Securityholder and collectively, the “Selling Securityholders”). The Common Stock may be offered from time to time up to specified limits by one or more of the Selling Securityholders identified in the Prospectus or in any supplement to the Prospectus. See the sections of the Prospectus entitled “Selling Securityholders” and “Plan of Distribution.”

Our Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “JBI” and “JBI WS,” respectively. On October 12, 2021, the closing sale prices of our Common Stock and Warrants were $11.87 and $3.25, respectively.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Common Stock and Warrants involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 13, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2021

Janus International Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40456	86-1476200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 Janus International Blvd., Temple, GA 30179

(Address of Principal Executive Offices) (Zip Code)

(866) 562-2580

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	JBI	New York Stock Exchange
Warrants, each to purchase one share of Common Stock	JBI WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On October 13, 2021, Janus International Group, Inc. (the “Company”) issued a press release announcing the redemption of all of its outstanding warrants to purchase shares of the Company’s common stock that were issued under the Warrant Agreements, dated June 7, 2021 and July 15, 2021, respectively, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

A copy of the Notice of Redemption delivered by the Company is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

None of this Current Report on Form 8-K, the press release attached hereto as Exhibit 99.1 or the Notice of Redemption attached hereto as Exhibit 99.2 constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release, dated October 13, 2021.

99.2	Notice of Redemption, dated October 13, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2021

JANUS INTERNATIONAL GROUP, INC.

By:	/s/ Scott Sannes
Name:	Scott Sannes
Title:	Chief Financial Officer

Exhibit 99.1

Janus International Group, Inc. Announces Redemption of Warrants

TEMPLE, GA, October 13, 2021 – Janus International Group, Inc. (NYSE: JBI) (“Janus” or the “Company”) today announced that the Company will redeem all of its outstanding warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated as of June 7, 2021 by and between the Company (f/k/a Juniper Industrial Holdings, Inc.) and Continental Stock Transfer & Trust Company (the “Warrant Agent”) and the Warrant Agreement, dated as of July 15, 2021, by and between the Company and the Warrant Agent (together, the “Warrant Agreements”), for a redemption price of $0.10 per Warrant (the “Redemption Price”), that remain outstanding at 5:00 p.m. New York City time on November 12, 2021 (the “Redemption Date”).

Under the terms of the Warrant Agreements, the Company is entitled to redeem all of the outstanding Warrants if the last sales price of the Common Stock has been at least $10.00 per share on the trading day prior to the date on which a notice of redemption is given. This share price performance target has been met. At the direction of the Company, the Warrant Agent has delivered a notice of redemption to each of the registered holders of the outstanding Warrants.

In accordance with the Warrant Agreements, upon delivery of the notice of redemption, the Warrants may be exercised either for cash or on a “cashless basis.” Accordingly, holders may continue to exercise Warrants and receive Common Stock in exchange for payment in cash of the $11.50 per warrant exercise price. Alternatively, a holder may surrender Warrants for a certain number of a share of Common Stock (such fraction determined by reference to the Warrant Agreements and described in the notice of redemption) that such holder would have been entitled to receive upon a cash exercise of a Warrant. Holders of warrants that elect a “make-whole” cashless exercise of the Warrants will receive 0.3 of a share of Common Stock for each Warrant surrendered for exercise. The exercise procedures are described in the notice of redemption and the election to purchase included therein. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be delisted, void and no longer exercisable, and the holders will have no rights with respect to those Warrants, except to receive the Redemption Price.

The number of shares of Common Stock that each exercising warrant holder will receive by virtue of the make-whole cashless exercise (instead of paying the $11.50 per Warrant cash exercise price) was calculated in accordance with the terms of the Warrant Agreements with reference to the table set forth in Section 6.2 of the Warrant Agreements based on the fair market value of the shares of Common Stock and length of time to the applicable expiration of the Warrants. If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in a share of Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

Janus understands from the New York Stock Exchange that November 11, 2021, the trading day prior to the Redemption Date, will be the last day on which the Warrants will be traded on the New York Stock Exchange.

None of Janus, its board of directors or employees has made or is making any representation or recommendation to any holder of the Warrants as to whether to exercise, whether on a cash or cashless basis, or refrain from exercising any Warrants.

Issuance of the shares of Common Stock underlying the Warrants has been registered by Janus under the Securities Act of 1933, as amended, and is covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-257731). Exercise of Warrants held in “street name” should be directed through the broker of the warrant holder. In addition to the broker, questions may also be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, Telephone Number (212) 509-4000 or to Morrow Sodali at (800) 662-5200 (for individuals) / (203) 658-9400 (for banks and brokerages) or by email at JBI@info.morrowsodali.com.

Additional information can be found on Janus’ Investor Relations website: https://ir.janusintl.com/.

About Janus International Group

Janus International Group, Inc. (www.JanusIntl.com) is a leading global manufacturer and supplier of turn-key self-storage, commercial and industrial building solutions, including: roll-up and swing doors, hallway systems, re-locatable storage units and facility and door automation technologies. The Janus team operates out of several U.S. locations and six locations internationally.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward Looking Statements

Certain statements in this communication may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this communication are forward-looking statements. When used in this communication, words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions, as they relate to the management team, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of Janus’ management, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements.

In addition to factors previously disclosed in Janus’ reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (i) risks of the self-storage industry; (ii) the highly competitive nature of the self-storage industry and Janus’ ability to compete therein; and (iii) the risk that the demand outlook for Janus’ products may not be as strong as anticipated.

There can be no assurance that the events, results, trends or guidance regarding financial outlook identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Janus is not under any obligation and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Janus and is not intended to form the basis of an investment decision in Janus. All subsequent written and oral forward-looking statements concerning Janus or other matters and attributable to Janus or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above and under the heading “Risk Factors” in Janus’ Quarterly Report on Form 10-Q filed with the SEC on August 10, 2021 and in Janus’ other filings.

Investor Contacts, Janus

Rodny Nacier / Dan Scott

IR@janusintl.com

(770) 562-6399

Media Contacts, Janus

Bethany Morehouse

Marketing Content Manager, Janus International

770-746-9576

Marketing@Janusintl.com

Margot Olcay, ICR

Margot.Olcay@ICRinc.com

2

Exhibit 99.2

October 13, 2021

NOTICE OF REDEMPTION OF WARRANTS

(CUSIP 47103N 114)

Dear Warrant Holder,

Janus International Group, Inc. (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City time on November 12, 2021 (the “Redemption Date”), all of the Company’s outstanding warrants (the “Warrants”) to purchase shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) for a redemption price of $0.10 per Warrant (the “Redemption Price”), that were issued under the Warrant Agreement, dated as of June 7, 2021 (the “June Warrant Agreement”), by and between the Company (f/k/a Juniper Industrial Holdings, Inc.) and Continental Stock Transfer & Trust Company (the “Warrant Agent”) and the Warrant Agreement, dated as of July 15, 2021 (the “July Warrant Agreement” and, together with the June Warrant Agreement, the “Warrant Agreements”), by and between the Company and the Warrant Agent. As described in further detail below, following delivery of this notice of redemption, all Warrants may be exercised either for cash, or on a cashless basis, as further described below. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.”

The Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbol “JBI WS” and the Common Stock is listed on the NYSE under the symbol “JBI.” On October 12, 2021, the last reported sale price of the Warrants was $3.25 and the last reported sale price of the Common Stock was $11.87.

We understand from the NYSE that November 11, 2021, the trading day prior to the Redemption Date, will be the last day on which the Warrants will be traded on the NYSE.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. At 5:00 p.m. New York City time on the Redemption Date and thereafter, holders of unexercised Warrants will have no rights with respect to those warrants, except to receive the Redemption Price. We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants. Note that the act of exercising is VOLUNTARY, meaning holders must instruct their broker to submit the Warrants for exercise.

The Company is exercising this right to redeem the Warrants pursuant to Section 6 of the Warrant Agreements. Pursuant to Section 6.2 of the Warrant Agreements, the Company has the right to redeem all of the outstanding Warrants if the last sale price of the Common Stock has been at least $10.00 per share on the trading day prior to the date on which a notice of redemption is given. The last reported sale price of the Common Stock on October 12, 2021, the trading day prior to the date on which this notice of redemption is being given, was at least $10.00 per share.

EXERCISE PROCEDURES

Warrant holders have until immediately prior to 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants to purchase shares of Common Stock. Warrants may be exercised for cash at the Cash Exercise Price pursuant to Section 3.3.1(a) of the Warrant Agreements, or pursuant to the make-whole exercise provisions pursuant to (x) Sections 3.3.1(c) and 6.2 of the June Warrant Agreement and (y) Sections 3.3.1(d) and 6.2 of the July Warrant Agreement (each, a “Make-Whole Exercise”) or as otherwise described for certain holders on a “cashless” basis.

Cash Exercise: Subject to the terms below and prior to the delivery of this notice of redemption, a Warrant entitles the holder thereof to purchase one share of Common Stock at a cash price of $11.50 per Warrant exercised (the “Cash Exercise Price”). Payment of the Cash Exercise Price may be made by wire transfer of immediately available funds. Wire instructions will be provided to the Depository Trust Company and will otherwise be provided upon request.

Cashless Exercise: If exercising on a “cashless basis” as a Make-Whole Exercise, a holder exercising a Warrant will surrender Warrants for a certain number of shares of Common Stock as determined in the applicable Warrant Agreement. Accordingly, by virtue of the cashless Make-Whole Exercise of the Warrants, exercising warrant holders will receive 0.3 of a share of Common Stock for each Warrant surrendered for exercise.

The number of shares that each exercising warrant holder will receive by virtue of the Make-Whole Exercise was calculated in accordance with the provisions of Section 6.2 of the Warrant Agreements as set forth in the Election to Purchase (a form of which is attached as Annex A hereto) (the “Election to Purchase”). If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in a share of Common Stock, the number of shares of Common Stock the holder will be entitled to receive will be rounded down to the nearest whole number of shares of Common Stock.

Certain Permitted Transferees of Private Warrants (each as defined in the July Warrant Agreement) may also elect to exercise their Private Warrants in accordance with Section 3.3.1(c) of the July Warrant Agreement, as further described in the Election to Purchase.

Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants since the process to exercise is VOLUNTARY.

Persons who are holders of record of their Warrants may exercise their Warrants by sending a fully and properly completed Election to Purchase, duly executed and indicating, among of things, the number of Warrants being exercised to:

2

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Telephone: (212) 509-4000

The method of delivery of the Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The fully and properly completed Election to Purchase and, if the applicable Warrants are exercised for cash, payment in full of the Cash Exercise Price, must be received by Continental Stock Transfer & Trust Company prior to 5:00 p.m. New York City time on the Redemption Date. Subject to the following paragraph, any failure to deliver a fully and properly completed Election to Purchase before such time will result in such holder’s Warrants being redeemed and not exercised.

WARRANTS HELD IN STREET NAME

For holders of Warrants who hold their Warrants in “street name,” provided that a Notice of Guaranteed Delivery is received by the Warrant Agent prior to 5:00 p.m. New York City time on the Redemption Date, broker-dealers shall have two NYSE trading days from the Redemption Date, or 5:00 p.m. New York City time on November 12, 2021, to deliver the Warrants to the Warrant Agent. Any such Warrant received without the Election to Purchase or the Notice of Guaranteed Delivery having been duly executed and fully and properly completed will be deemed to have been delivered for redemption (at the Redemption Price of $0.10 per Warrant), and not for exercise.

PROSPECTUS

A prospectus (and the supplements thereto) covering the Common Stock issuable upon the exercise of the Warrants is included in a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-257731) (the “SEC”). The SEC also maintains an Internet website that contains a copy of this prospectus (and the supplements thereto). The address of this site is www.sec.gov. Alternatively, to obtain a copy of the prospectus (and the supplements thereto), please visit our investor relations website at https://ir.janusintl.com/.

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Warrants.

Any questions you may have about redemption and exercising your Warrants may be directed to the Warrant Agent, Continental Stock Transfer & Trust, at its address and telephone number set forth above or to Morrow Sodali LLC at:

3

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: JBI@info.morrowsodali.com

4

Sincerely,
JANUS INTERNATIONAL GROUP, INC.
/s/ Scott Sannes
Scott Sannes
Chief Financial Officer

ANNEX A

JANUS INTERNATIONAL GROUP, INC.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The Warrants to purchase shares of Common Stock were called for redemption by the Company in the Notice of Redemption dated October 13, 2021 (the “Redemption Notice”) pursuant to Section 6.2 of the Warrant Agreements. Pursuant to the terms of the Warrant Agreements, each whole Warrant is exercisable for one fully paid and non-assessable share of Common Stock. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the redemption date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the redemption price of $0.10 per Warrant. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Redemption Notice.

The undersigned is the holder of                              Warrants of the Company and hereby irrevocably elects to exercise the right to receive the number of shares of Common Stock as set forth below and herewith tenders payment for such shares of Common Stock, to the order of the Company, in accordance with the terms of the applicable Warrant Agreement, pursuant to (choose one of the following):

CHECK ONE BOX BELOW AND COMPLETE THE CORRESPONDING PARAGRAPH:

Cash Exercise

☐ Section 3.3.1(a): in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent or by wire transfer of immediately available funds in the amount calculated as follows:

a.                          is the number of shares of Common Stock underlying the Warrants the undersigned is exercising pursuant to Section 3.3.1(a).

b. $                         is the aggregate Cash Exercise Price representing the product of the number of shares underlying the Warrants being exercised pursuant to Section 3.3.1(a) as represented above in “a.” multiplied by the $11.50 per share Cash Exercise Price.

Cashless Exercise (all Warrants)

☐ Section 3.3.1(c) of the June Warrant Agreement / 3.3.1(d) of the July Warrant Agreement (with respect to Private Warrants): as a “Make-Whole Exercise” on a “cashless basis” calculated as follows:

c.                          is the number of shares of Common Stock underlying the Warrants the undersigned is exercising pursuant to Section 3.3.1(c) of the June Warrant Agreement / Section 3.3.1(d) of the July Warrant Agreement (with respect to Private Warrants).

d. 55 is the number of months from the Redemption Date to the expiration date of the Warrants.

e. $12.48 is the “Fair Market Value” as calculated pursuant to Sections 3.3.1 and 6.2 of the Warrant Agreements. The Fair Market Value is the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to October 13, 2021, which is the date on which this notice is being given to the holders of the Warrants. The calculations are set forth in Schedule A hereto.

f. 0.3 is the ratio obtained using the values obtained in “d.” and “e.” by reference to the table set forth in Section 6.2 of the Warrant Agreement.

g. $                         is the number of shares of Common Stock issued on exercise of the Warrants pursuant to Sections 3.3.1(c) and 6.2 of the June Warrant Agreement / Sections 3.3.1(d) and 6.2 of the July Warrant Agreement (with respect to Private Warrants only) (i.e., “f” multiplied by “c.”).

Cashless Exercise (Permitted Transferees of Private Warrants Only)

h.                              is the number of shares of Common Stock underlying the Private Warrants held by the undersigned Permitted Transferees (as defined in the July Warrant Agreement) that the the undersigned is exercising pursuant to Section 3.3.1(c) of the July Warrant Agreement.

i. $                         is the fair market value calculated by the undersigned Permitted Transferees holding the Private Warrants pursuant to Section 3.3.1(c) of the July Warrant Agreement. Solely for purposes of calculation pursuant to such provision, the Fair Market Value is the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which this notice of exercise of the Private Warrant is being sent to the Warrant Agent. The calculation is set forth on Schedule B hereto.

j.                          is the product of the number of shares underlying the Private Warrants being exercised pursuant to Section 3.3.1(c) of the July Warrant Agreement multiplied by the excess of the “Sponsor Fair Market Value” over $11.50 (i.e., “h.” x (“i.”-$11.50))

k.                          is the number of shares of Common Stock issued on exercise of the Private Warrants pursuant to Section 3.3.1(c) of the July Warrant Agreement (i.e., “j” divided by “i.”)

[Signature Page Follows]

7

(Date of Exercise)

(Name of Investor)

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE)) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Schedule A

$12.49	last reported sale price of the Common Stock on October 8, 2021 (3 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$12.63	last reported sale price of the Common Stock on October 7, 2021 (4 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$12.39	last reported sale price of the Common Stock on October 6, 2021 (5 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$12.11	last reported sale price of the Common Stock on October 5, 2021 (6 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$12.05	last reported sale price of the Common Stock on October 4, 2021 (7 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$12.37	last reported sale price of the Common Stock on October 1, 2021 (8 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$12.24	last reported sale price of the Common Stock on September 30, 2021 (9 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$12.68	last reported sale price of the Common Stock on September 29, 2021 (10 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$12.81	last reported sale price of the Common Stock on September 28, 2021 (11 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$13.01	last reported sale price of the Common Stock on September 27, 2021 (12 trading days prior to October 13, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$12.48	AVERAGE OF THE TEN NUMBERS ABOVE = “FAIR MARKET VALUE”

Schedule B

$	last reported sale price of the Common Stock on , 2021 (3 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (4 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (5 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (6 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (7 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (8 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (9 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (10 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (11 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (12 trading days prior to the date on which the letter is delivered to Continental Stock Transfer & Trust Company)

$	AVERAGE OF THE TEN NUMBERS ABOVE = “FAIR MARKET VALUE” solely for purposes of calculations by Permitted Transferees pursuant to Section 3.3.1(c) of the July Warrant Agreement.